Exhibit 5.1

OFFICES		MAILING ADDRESS
2500 Wachovia Capitol Center		P.O. Box 2611
Raleigh, North Carolina 27601	December 18, 2008	Raleigh, North Carolina
27602-2611

TELEPHONE: (919) 821-1220
FACSIMILE: (919) 821-6800
Cornerstone Therapeutics Inc.
Attn: President, Chief Executive Officer and Chairman
1255 Crescent Green Drive, Suite 250
Cary, North Carolina 27518
     Re:            Cornerstone Therapeutics Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
          We have acted as counsel for Cornerstone Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of 2,120,517 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share, that are reserved for issuance under the Cornerstone BioPharma Holdings, Inc. 2005 Stock Option Plan, as amended and restated effective October 31, 2008, and the Cornerstone BioPharma Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated effective October 31, 2008 (collectively, the “Plans”), which the Company is obligated to issue pursuant to its assumption of obligations under the Plans in connection with the merger of Neptune Acquisition Corp., a wholly owned subsidiary of the Company, with and into Cornerstone BioPharma Holdings, Inc. This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
          We have examined the Amended and Restated Certificate of Incorporation of the Company, the Third Amended and Restated By-Laws of the Company, and originals, or copies certified to our satisfaction, of pertinent records of the meetings of or actions taken by the directors and stockholders of the Company, the Registration Statement, and such other documents, records, and matters of law and fact as we, in our professional judgment, have deemed necessary for purposes of this opinion.
          Based on the foregoing, it is our opinion that the Shares, when issued and duly delivered against payment therefor in accordance with the Plans, will be validly issued, fully paid and non-assessable.
          This opinion is limited to the General Corporation Laws of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws), and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not address compliance with federal and state securities laws relating to the sale of the Shares.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.
     Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.